Exhibit 99.1

Grayscale Investments® Files S-3 Registration Statement for Grayscale Ethereum Trust

STAMFORD, Conn., April 23, 2024 (GLOBE NEWSWIRE) -- Grayscale Investments®, the world’s largest crypto asset manager, today announced it filed a registration statement on Form S-3 (the “Form S-3”) with the U.S. Securities and Exchange Commission (“SEC”) to register shares of Grayscale Ethereum Trust (OTCQX: ETHE) under the Securities Act of 1933, as amended (the “Securities Act”).

Following NYSE Arca's filing of Form 19b-4 for Grayscale Ethereum Trust, Grayscale filed the Form S-3, another key filing requiring regulatory approval in the firm’s effort to uplist ETHE to NYSE Arca as a spot Ethereum ETF*. Grayscale Ethereum Trust intends to list the shares on NYSE Arca under the ticker ETHE, and issue shares on an ongoing basis upon approval of NYSE Arca’s application on Form 19b-4 to list the shares and effectiveness of the Form S-3 to register the shares.

The offering will be made only by means of a prospectus. A copy of the prospectus, when available, may be obtained by email from Grayscale Investments by emailing info@grayscale.com.

A registration statement relating to the shares has been filed with the SEC, but has not yet been declared effective. The shares may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares, nor shall there be any sale of the shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

*Grayscale uses the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “40 Act”), as well as other exchange-traded products which are not subject to the registration of the ‘40 Act. The Trust is not registered under the 1940 Act and is not subject to regulation under the 1940 Act, unlike most mutual funds or ETFs.

Grayscale Investments, LLC (“Grayscale”) is the sponsor of Grayscale Ethereum Trust (the “Trust”) . Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and the Trust is not registered under the Investment Company Act of 1940. The Trust is subject to the rules and regulations of the Securities Act of 1933.

Investing involves risk, including possible loss of principal. An investment in the Trust is subject to a high degree of risk and heightened volatility. Digital assets are not suitable for an investor that cannot afford the loss of the entire investment.

The Trust holds Ethereum; however, an investment in the Trust is not a direct investment in Ethereum. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries.

There is no guarantee that a market for the shares will be available which will adversely impact the liquidity of the Trust. The value of the Trust relate directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors

Smart contracts are a new technology and ongoing development may magnify initial problems, cause volatility on the networks that use smart contracts and reduce interest in them, which could have an adverse impact on the value of Ethereum.

About Grayscale Investments®
Grayscale enables investors to access the digital economy through a family of future-forward investment products. Founded in 2013, Grayscale has a proven track record and deep expertise as the world’s largest crypto asset manager. Investors, advisors, and allocators turn to Grayscale for single asset, diversified, and thematic exposure.

Media Contact
Jennifer Rosenthal
press@grayscale.com